IDS LIFE VARIABLE ANNUITY FUND A
                        IDS LIFE VARIABLE ANNUITY FUND B

                                POWER OF ATTORNEY

City of Minneapolis

State of Minnesota


The undersigned, as a as a member of the Board of Managers or officer of IDS Life Variable Annuity Funds A & B, which are open-end, diversified investment companies organized as segregated asset accounts of IDS Life Insurance Company that previously have filed registration statements and amendments thereto pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940 with the Securities and Exchange Commission, File Numbers 2-29081 and 811-1653 and 2-47430, 2-29358 and 811-1674, respectively, hereby constitutes and appoints William A. Stoltzmann, Mary Ellyn Minenko, Eileen J. Newhouse and Timothy S. Meehan or any one of them, as his attorney-in-fact and agent, to sign for him in his name, place and stead any and all further filings, applications (including applications for exemptive relief), periodic reports, registration statements (with all exhibits and other documents required or desirable in connection therewith), other documents, and amendments thereto and to such filings, applications, periodic reports, registration statements, other documents, and amendments thereto with the Securities and Exchange Commission, and any necessary states, and grants to any or all of them the full power and authority to do and perform each and every act required or necessary in connection therewith.

Dated the 19th day of April, 1999.


/s/ Gumer C. Alvero
Gumer C. Alvero


/s/ Philip C. Wentzel
Philip C. Wentzel